AMENDMENT TO THE
MANAGED PORTFOLIO SERIES DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of September 17, 2021, to the Distribution Agreement, dated as of January 31, 2018, (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) on behalf of the series, QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”) and TORTOISE CAPITAL ADVISORS, L.L.C., a Delaware limited liability company, (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES            QUASAR DISTRIBUTORS, LLC

By: _________________________                By: ________________________
Name/title                         Mark Fairbanks, Vice President

TORTOISE CAPITAL ADVISORS, L.L.C.

By: _______________________
Name/title

Exhibit A to the Distribution Agreement – Tortoise Capital Advisors

Separate Series of Managed Portfolio Series

Name of Series
Tortoise MLP & Pipeline Fund
Ecofin Global Renewables Infrastructure Fund
Tortoise MLP & Energy Income Fund
Ecofin Global Energy Transition Fund